Exhibit 10.1(b)




                         [WE Letterhead]





July 27, 1999



Mr. Michael B. Sellman
[Home Address]


Re:    Modifications to Your Employment Letter of 1/5/98

Dear Mike:

     This letter is intended to modify, with your agreement, the terms of our employment letter to you dated January 5, 1998 (the
"Employment Letter").

     Paragraph 6 of the Employment Letter provides for a special deferred compensation benefit to be held in the "Account" as defined and paid to you under certain circumstances. Subject to your acceptance, the existing Paragraph 6 would be replaced entirely by the following Paragraphs 6 and 6A:

          "6. Special Deferred Compensation Benefit: The Company agrees to create a special bookkeeping account (the "Account") and to credit the same with Four Hundred and Twenty-Two Thousand Dollars ($422,000) as of January 1, 1998 and to thereafter adjust the Account annually as of December 31 of each year with the same investment results (the "Applicable Investment Credit") as would have been credited to the Account had it been invested as a part of the funds of the Company's tax-qualified defined benefit plan, the Retirement Account Plan. In the event a successor company acquires the operating license for the Point Beach Nuclear Plant and employs you, the annual interest credit will equal 4 percent plus 75% of the earnings above 4% of a theoretical portfolio invested 60% in the S&P 500 index and 40% in the Lehman Brothers Aggregate Bond Index. The current value recorded in the Account will become payable to you in the manner described in paragraph 6A below, less applicable withholding, on the first to occur of any of the following events (a "Maturity Date"):

          (a) Your termination of employment with the Company for any reason at any time on or after your attainment of age 60.

          (b) Your termination of employment by the Company at any time prior to the occurrence of a Maturity Date because of death or such disability as prevents you from continuing to substantially perform the duties of your job.

          (c) Your discharge by the Company without `Cause' as defined below at any time before your attainment of age 60 (but your discharge without Cause in order to enable you to become a full-time employee of Nuclear Management Company, LLC ("NMC") shall not be a Maturity Date).

           (d) If you become an employee of NMC, either concurrently with or immediately following your employment with the Company, then a Maturity Date will occur on the first of any of the following events:

               (i) your termination of employment with NMC for any reason at any time on or after your attainment of age 60, or prior thereto because of death or such disability as prevents you from continuing to substantially perform the duties of your job with NMC, or

               (ii) your discharge by NMC without `Cause' as defined below at any time before your attainment of age 60, provided the Company does not then offer to reemploy you in an executive capacity, or

               (iii) your termination of employment with NMC for
                     any reason at any time after your completion of three years of service with NMC.

          `Cause' means that you shall have prior to any termination of employment, engaged in any act of fraud, embezzlement, or theft in connection with your duties for the Company (and/or NMC), wrongfully disclosed any confidential information of the Company or any of its affiliates (and/or NMC), or engaged in willful misconduct in the performance of your duties for the Company (and/or NMC).

          Should your employment with the Company (and/or NMC as provided in subparagraph (d) above) cease prior to the occurrence of a Maturity Date, you will forfeit any interest in the Account. Values held in the Account or which become payable to you from the Account will not be included or taken into consideration in the calculation of any benefits due you under any other retirement or welfare benefit plan or program of the Company which bases benefits in whole or in part on compensation. The Account will be solely a bookkeeping reserve established by the Company as a device for determining amounts that may become payable to you and any right to receive payments under this paragraph will be an unsecured claim against the general assets of the Company. Any claims for payments under this paragraph will be subject to same claim procedure rules as apply to the Retirement Account Plan. You will have the right to name a beneficiary to receive any benefits that may become payable under this paragraph on your death, by filing a written notice with the Company on a form prescribed by it. If you fail to designate a beneficiary, any unpaid benefits due will be paid to your estate.

          6A.  Method of Payment of Accounts.  Prior to
          August 31, 1999, you will irrevocably specify the method of payment for the Account to be made upon the occurrence of a Maturity Date. The available methods include:

          (a) a single lump sum payment as soon as practical after the Maturity Date,

          (b) a single lump sum payment to be made as of the last day of the month in which the Applicable Investment Credit is determined for the year following the year in which the Maturity Date occurs,

          (c) payment over a ten-year period starting with 1/10th of the total amount credited to the Account as of the first business day of the April following the occurrence of the Maturity Date, and as of the first business day of each April thereafter, that fraction of the total remaining amount in the Account of which the numerator is 1 and the denominator is the total remaining installments to be paid, or

          (d) payment over a five-year period (calculated in the same fashion as provided in subparagraph (c) above, but substituting 1/5th for "1/10th" and "five" for "ten" wherever the same appears).

               If you should die before all payments have been made under the selected method, the remaining payments shall be paid to your beneficiary for the balance of the applicable ten or five year period, or under the lump sum method, if that was in effect. If the last beneficiary should die before receiving the full amount due, then any balance remaining shall be paid in a single lump sum to the estate of such beneficiary within six months after the Company has been notified
          of such death.   Notwithstanding the above provisions,
          at the time of a Maturity Date you may make a written request to the Chairman of the Board for a single sum payment of the entire Account balance as soon as practical after such Maturity Date. The Chairman, in his sole and absolute discretion, may grant or deny such request."

     If you are in agreement with the proposed changes to your Employment Letter, please indicate your consent in the space provided below on the enclosed duplicate of this letter and return one fully signed copy to me.

                                   Very truly yours,


                                   /s/ Richard R. Grigg
                                   _______________________________
                                   Richard R. Grigg
                                   President and COO



I agree to the provisions set forth above.

Dated August 3, 1999.

/s/ Michael B. Sellman
__________________________
Michael B. Sellman